Exhibit 10.5

[Logo]	[Logo]
REPSOL YPF	GAS NATURAL

In Barcelona, April 29, 2005

WERE GATHERED:

On the one part, REPSOL YPF, S.A., domiciled in Madrid, Paseo de la Castellana, 278, 28046, Madrid (hereinafter “Repsol YPF”), represented by Antonio Brufau Niubó, as Executive President,

And on the other, GAS NATURAL SDG, S.A., domiciled at Avenida Portal del Angel 22, 08002, Barcelona (hereinafter “Gas Natural”), represented by Salvador Gabarró Serra, as President

Hereinafter referred to individually as “Party” and jointly as “Parties”,

THEY DECLARE THAT

Recent developments in the gas market offer opportunities that advise the execution at this time of the industrial plan of action established by Repsol YPF and La Caixa with respect to Gas Natural pursuant to the Agreement of January 11, 2000 and subsequent renewals.

To that end, they have reached an Agreement of industrial action that includes:

•	Integrated projects that include the upstream phase of gas liquefaction, exploration and production.

•	Midstream projects that include the trading, transportation, regasification and wholesale marketing of LNG (more than 0.5 bcm/year).

The Agreement involves, in the case of integrated projects, the mutual offer by either of the Parties of an interest in the projects, which, if accepted, will be executed through the corresponding agreements, Repsol YPF leading the exploration and production operations.

[signed]

Translation

In midstream projects, the Parties shall pool their existing contracts and assets mutually, either through entrusting the joint management and maximization thereof to a newly formed company, with 50% control, committing to carry out, through such company, the activities of trading, transportation, marketing and regasification, or through any other corporate or contractual vehicle that will permit joint operation.

The Agreement guarantees the supply to cover the commercialization of natural gas in markets where the Parties operate and, in particular, the Iberian, French and Italian markets, with respect to which Gas Natural maintains its responsibility and commitments.

In consideration of the foregoing, the Parties, mutually acknowledging each other’s legal capacity,

AGREE

I.	INTEGRATED PROJECTS

FIRST

Option to participate in upstream projects

A.	Integrated or upstream projects are deemed to be those in which Repsol YPF or Gas Natural participate for the purpose of developing the activities of gas exploration, production and liquefaction.

To that end, integrated or upstream projects shall be deemed to be those in which manufactured natural gas is essentially intended to be liquefied in a third party plant or transported by gas pipeline to the European market.

B.	Repsol YPF and Gas Natural undertake to invite each other to participate in all upstream projects in which they participate or develop. In consideration of this undertaking,

•	Both Parties shall make their best efforts so that the project structure does not hinder the other Party’s participation.

•	All business opportunities that arise shall be analyzed and developed through the teams of both Parties, signing the agreements specific to the applicable sector in each case, in accordance with Clause SECOND.

C.

Unless the circumstances of the project impose a shorter time period, the Party receiving the invitation (hereinafter the “Invited Party”) shall have a period of two months to analyze the appropriateness of its participation and to communicate its decision. The invitation shall contain the available, specific and reasonable information to obtain a true and complete picture of the project. The invitation shall be made as soon as the party developing the project first (hereinafter the “Developer”) has a formal invitation from the entity in charge of granting the

Translation

project to participate in the selection process or has available the initial feasibility studies of a new project, and in any case, must be carried out before the Developer assumes any commitment or limitation vis-à-vis third parties, so that the preparation of the offer to third parties is made jointly.

D.	In any event, the Party invited to participate in an upstream project shall assume the required commitments of confidentiality and/or exclusivity. The right of the Parties to participate in an Upstream Project shall, in all cases, be conditioned on the payment of expenses incurred by the Party invited to participate in the Project.

SECOND

Procedure for Participation in Upstream Projects

A.	The participation of the Parties in each Upstream Project shall be documented by agreements corresponding to each project phase, utilizing a “Joint Study and Bidding Agreement,” an “Assignment Agreement,” an “Area of Mutual Interest Agreement” and/or a “Participating Agreement” in the initial phases and a “Joint Operating Agreement” once the corresponding mining rights are acquired in the customary terms of the petroleum industry, which shall contain the required specifications.

B.	The invited Party may acquire a participation in the project in the percentage it decides of the total participation of the Parties to the project in question. The maximum percentage participation shall be 60% in the case of Repsol YPF and 40% in the case of Gas Natural. Unless agreed by the Parties, the participation percentages of each of the Parties shall be equal in each of the project phases. The Parties may require that the Midstream Company cooperate in the development of the commercial part related to the negotiation of the LNG purchase agreements with third parties (partners or governments), for which the necessary mechanisms of coordination between Upstream and Midstream shall be established.

C.	The Joint Operating Agreement (JOA) shall provide that:

•	Repsol YPF shall be the operator of all exploration and production projects, unless another petroleum company participates in the project; in this case, both Parties shall endeavor to have Repsol YPF also be the operator. Gas Natural’s technical personnel may be included in the exploration and production projects in which it participates.

•	For the liquefaction phase, a joint venture company shall be formed that will build and operate the Plant. Repsol YPF shall be responsible for the development and construction of the Plant. Repsol YPF shall designate the Plant Director and Gas Natural shall designate at least two persons directly below that management level.

Translation

•	In the exploration and production phases, Repsol YPF shall be the representative vis-à-vis third parties, and a representative of Gas Natural must always be present or duly informed. Repsol YPF shall act in the best interest of the two Parties. In the liquefaction phase, the company in charge of development and construction of the Plant shall be the representative.

•	Certain decisions relevant to the JOA shall be adopted by resolution of both Parties – such as, but not limited to: i) approval of business plans or budgets, ii) assumption of commitments, sales or acquisitions, or the issuance of guarantees above certain economic thresholds, iii) corporate changes or amendments to resolutions or to the profit contribution or distribution policy – as well as any others that involve modification, waiver or settlement with respect to the rights of the Parties before third parties or which substantially affect the economic rights of the Parties in the business. Operating decisions shall be adopted by Repsol YPF acting always in the best interest of both Parties.

II.	MIDSTREAM PROJECTS

THIRD

Midstream Company

A.	Repsol YPF and Gas Natural undertake to jointly develop the activities of trading, transportation, regasification and wholesale marketing of LNG or regasified LNG, although the commitment of the Parties to acquire such gas shall be limited to the provisions of Clause FOURTH.b. To this effect, wholesale marketing shall be deemed to be the sale to customers whose annual consumption exceeds 0.5 bcm/year. Excluded from this Agreement is the retail marketing worldwide and wholesale marketing of natural gas on the Iberian Peninsula, France and Italy.

B.	To that end, Repsol YPF and Gas Natural shall form a Spanish corporation (sociedad anónima), whose capital, name and other statutory rules shall be agreed within the time frame provided in Clause Eighteenth.A (hereinafter “Midstream Company”). Said company shall operate under the trademark agreed by the Parties, in which both shall have a 50% participation and whose purpose shall be that indicated in the preceding paragraph.

C.

A basic objective of the Midstream Company, and with priority over any other, shall be the supply and transportation of LNG to the Spanish market in the most favorable and timely market conditions. In particular, the Midstream Company shall give preference to the execution of all activities required to deal, in the times, form and conditions of the market, with the supply to Gas Natural of LNG intended for all markets in which it carries

Translation

out its retail marketing activities, and especially, with respect to the Spanish market, and to customers with whom Repsol YPF has assumed a delivery obligation. The Midstream Company undertakes to cooperate in the Integrated Projects for purposes of contributing its commercial experience and market knowledge in the form and manner agreed by the parties for each project.

FOURTH

Activity of the Midstream Company

A.	The Midstream Company assumes the obligation of marketing all of the LNG produced by the Parties, and in return, the Parties assume the obligation to market, through the Midstream Company, all the LNG they produce. In this type of operation, the Midstream Company shall apply a “net back” pricing system that shifts to the Upstream Project the best available market price, and shall collect a fee for its services.

B.	Sales to the Parties

The Midstream Company assumes the obligation to cover up to 100% of the LNG needs of Gas Natural and Repsol YPF and in return, Gas Natural and Repsol YPF undertake to preferentially channel their supply through the Midstream Company.

Any LNG purchase agreement to supply Gas Natural or Repsol YPF must be specifically approved by the applicable company.

The Midstream Company shall act as broker for the transactions and shall impose a fee for its management of same. The fee shall be established periodically so as to ensure equity between contributions and benefits obtained by the shareholders.

C.	Trading Operations

On an accessory basis, once the principal purpose of supply to the Parties has been duly met, and with the vital purpose of maximizing the flexibility and security of such supply, the Midstream Company may also market LNG or regasified LNG, through the purchase or sale to third parties, adopting in its own behalf the appropriate market positions and commitments.

D.

To perform its duties, the new company shall manage the current LNG supply and sale agreements executed by the Parties. In these cases, the Midstream Company shall act as broker of the transactions and impose the fee provided in section B above for handling same. All transactions

Translation

established by the Midstream Company with respect to these agreements must have the prior approval of the Party holding title to same, to whom the benefits of the potential maximization of such agreements shall revert.

E.	The Midstream Company shall utilize the futures and derivatives markets to cover risks and obtain the maximum results from the LNG and natural gas purchase/sale transactions. Notwithstanding, these transactions shall be subject to the rules and recommendations determined by its Board of Directors.

FIFTH

Fleet Management

A.	The Parties shall cede to the Midstream Company the management of LNG agreements that they have entered into and making maximum effectiveness of said LNG fleet, making, as necessary, the timely appraisals of the assets and “time charter” agreements submitted by each Party for its management.

B.	Services to the Parties

Both partners shall use the Midstream Company to cover its LNG transportation needs, which it shall manage on the basis of rates at market prices, in accordance with the publications defined by the parties. The Midstream Company shall also manage the transportation needs that either of the two Parties have acquired.

C.	Services to Third Parties

On an accessory basis, once the principal purpose of supply to the Parties has been duly met, and with the vital purpose of maximizing the flexibility and security of such supply, the Midstream Company may provide services to third parties and will try to maximize its own profits by conveying to the customer a price such that it would be able to have an additional margin as a differential between pool costs and service price.

D.	The Parties, although they maintain title to the assets and the “time charter” agreements which each Party submits to be managed, agree that the Midstream Company shall withhold, as a management fee, the profits from the total maximizations it achieves with joint pool management.

E.	Both Parties shall consider, in the future, the convenience of having the Midstream Company assume in its own behalf the obtaining of new chartering policies.

Translation

SIXTH

Regasification Capacity

A.	To carry out its activity, the Midstream Company must have its own regasification capacity. Such regasification capacity shall come from:

i)	currently available regasification plants, projects that each of the Parties are operating separately and future projects that the partners might undertake. Both Parties undertake to analyze the joint development of the projects. The regasification capacity or capacity of installations that the Parties have on the Iberian Peninsula, France and Italy are excluded.

ii)	new regasification projects that, upon consideration of the Parties, the company itself may undertake.

B.	Gas Natural shall be responsible for the development and construction of the regasification plants which the Parties agree to undertake jointly, whether or not through the Midstream Company, notwithstanding the participation of Repsol YPF’s technical personnel in the different projects. Gas Natural shall appoint the director of the regasification plants and Repsol YPF shall appoint at least two persons directly below that management level.

C.	The Parties assume the obligation to cede the current available regasification capacity, by the methods indicated above and in market conditions, to the Midstream Company.

D.	In the event that the Parties consider it more convenient not to develop the projects through the Midstream Company, the Parties undertake to offer each other a participation in the currently available regasification plants and in any regasification projects they may undertake or could undertake in the future, except on the Iberian Peninsula, France and Italy. The Party holding title to the Plant or the project developer shall retain a maximum of 50% participation and the groups and companies established to develop the regasification plants shall have bylaws or shareholder resolutions that contemplate the following:

•	In dealings with third parties, the Party holding title or developer of the Plant shall be the representative, and a representative of the other Party must also be present. The representative shall act in the best interest of the two Parties.

Translation

•	Both Parties shall unanimously adopt certain relevant business decisions – such as, but not limited to: i) approval of business plans or budgets, ii) assumption of commitments, sales or acquisitions, or the issuance of guarantees above certain economic thresholds, iii) corporate changes or amendments to resolutions or to the profit contribution or distribution policy – as well as any other that involve modification, waiver or settlement with respect to the rights of the Parties before third parties or which substantially affect the economic rights of the Parties in the business.

SEVENTH

Structure of the Midstream Company

A.	The Midstream Company shall be organized as a Spanish corporation (sociedad anónima) with registered shares and may have one or more subsidiaries in Spain or abroad.

B.	The Midstream Company shall have its principal office in the Gas Natural building at Avenida de América in Madrid. Gas Natural shall provide the Midstream Company with the corporate services that it needs, in market conditions and upon approval by the Board of Directors of the Midstream Company within the general framework of the provision of such services.

C.	The Midstream Company shall be managed by a Board of Directors comprised of eight persons, four at the proposal of Repsol YPF and four at the proposal of Gas Natural.

D.	The Presidency, which shall not be executive nor have deciding vote, shall be occupied on a rotational basis for two-year periods by a representative of each of the Parties, starting with Gas Natural and the Vice Presidency being occupied by the other Party.

E.	The Chief Executive Officer (Consejero Delegado) shall be elected at the proposal of Gas Natural, which position may coincide with that of Director of Supply of Gas Natural.

The Chief Executive Officer (Consejero Delegado) shall have powers limited to the ordinary administration of business, reserving the remaining powers to the Board of Directors. In particular, all transactions that might cause adverse effects on the activities of the Parties with respect to the Midstream Company in the ascending or descending markets where they operate must be approved by the Board of Directors.

Translation

F.	The Secretary of the Board, who may not be a Director, shall be elected at the proposal of the Party not holding the Presidency.

G.	The Board of Directors, at the proposal of the Chief Executive Officer (Consejero Delegado), shall approve unanimously the designation of the first-line management team.

H.	Gas Natural shall have the right of veto with respect to all actions or resolutions of the Midstream Company that might jeopardize or put at risk the supply to retail markets where it operates, and in particular, the Spanish market. If any of such circumstances occur, Gas Natural may provide that the Midstream Company carry out the timely actions to avoid such hazards or risks for the duration of such a situation.

I.	Repsol YPF shall have the right of veto with respect to all actions or resolutions of the Midstream Company that might jeopardize the operation of the activities of the integrated projects.

J.	The Board of Directors shall determine the rates to be charged by the company for the services described in this Agreement. Such rate shall be reviewed periodically – with the assistance, if it considers it necessary, of an outside consultant – so as to ensure equity between contributions and benefits obtained by the shareholders.

III.	GENERAL PROVISIONS

EIGHTH

Assignment of Interest or Participations

A.	This Agreement of industrial action is entered into in view of the special technical and economic capacity of the Parties, and the execution of this Agreement involves a special relationship of collaboration and trust. Therefore, both the participation in the Upstream Projects and the rights and obligations with respect to the Midstream activity, and in particular, the participation in the Midstream Company, may not be assigned in whole or in part to third parties without the prior and express consent of the other Party.

B.	Given the scope of the Agreement, it will also not be possible to assign the position of the Parties to any of the companies of the group of which each of the signing Parties is dominant, undertaking to maintain the Agreement at the level of the leading company in each group.

C.	In the event of a corporate transaction that affects the independence of one of the Parties, in such manner that it shifts control of one of the dominant companies executing this Agreement, the other party shall have the right to initiate the liquidation of this Agreement in the manner provided in Clause TENTH.

Translation

NINTH

Dispute Resolution

A.	In Upstream Projects, the most relevant decisions shall be adopted unanimously by the Parties; in the Midstream Company, all decisions, except those of ordinary administration which correspond to the Chief Executive Officer (Consejero Delegado) of the company, shall be adopted unanimously.

B.	In the event of shareholder block situations, relevant and substantive discrepancies with respect to management, or if the chief representatives of both Parties do not reach an agreement pursuant to Clause ELEVENTH, either of the two Parties may demand that collaboration on all projects be terminated and the Midstream Company be dissolved.

C.	With respect to the Upstream Projects, the Parties shall maintain the existing participations at that moment in the various projects, but shall suspend the duty of offering each other the acquisition of an interest in new Upstream Projects.

The Parties, in contemplating the regulations of each project, shall agree on the terms and fulfill the formal obligations to third parties for the exercise of their rights in [such project].

D.	With respect to the Midstream Company, it shall be liquidated in accordance with the following criteria:

•	the company shall be appraised in consideration of its liquidation.

•	50% of the appraisal shall correspond to each Party.

•	In the distribution of assets, the guarantee of supply to the retail markets covered by Gas Natural, and in particular, the Spanish market, shall be given first priority. Second priority shall be given to the supply obligations of Repsol YPF. In such cases, the specific contracts, assets and organization shall be assigned to Gas Natural and to Repsol YPF at the applicable market prices. In remaining cases, an equitable distribution shall be carried out in market conditions, taking into consideration, as necessary, the initial contribution of assets to the company.

•	In the event that there is a difference in value between the two distributed asset packages, an effort will be made to make such difference as minor as possible, once the distribution criteria in the preceding paragraph have been taken into account. The applicable Party shall pay to the other in cash the difference in value within a period of not more than one month.

Translation

•	In the event of discrepancy between the Parties with respect to the manner of appraising or distributing the assets, either of them may require that an independent third party decide, definitively and without appeal, the values or distributions in dispute. In the absence of an agreement with respect to the designation of the independent expert, such expert shall be elected by the casting of lots from among the five major international auditing firms, excluding those that provide auditing services to any of the Parties.

E.	If there exist Midstream Projects that the Parties have decided to develop jointly through vehicles other than the Midstream Company, these shall be liquidated, by analogy, in the manner provided for the liquidation of the Midstream Company.

TENTH

Change of Control

A.	In the event of a corporate transaction that affects the independence of one of the Parties, in such a way that it shifts control of one of the dominant companies that have executed this Agreement of industrial action, the Party not affected by the change shall have the right, by the simple fact of officially notifying the other Party to this effect, within a term of two months from the formalization of the change of control, to either:

1.	Cease collaboration in the Upstream Projects and liquidate the Midstream Company, as well as potential Midstream Projects that the Parties have decided to develop jointly through vehicles other than the Midstream Company, pursuant to paragraphs C, D and E of Clause NINTH. [or]

2.	Continue with this Agreement of industrial action and in such case, the scope thereof may be extended to all Upstream and Midstream projects of the entire corporate group to which the company belongs that has taken control or has merged with the Party affected by the change.

ELEVENTH

Rules of Interpretation

This Agreement of industrial action and its subsequent development and execution must be interpreted in accordance with the rules of good faith between the parties, equity between the mutual interests and complete equivalency between obligations.

As a form of resolution of disputes that may arise in the interpretation or execution of this Agreement, both Parties agree that they shall be brought to the Presidents of both Companies so that, in applying such rules, and with the utmost freedom, they may provide any form of solution.

Translation

In the absence of an agreement, the procedure provided in Clause NINTH may be followed. In the event that one of the Parties considers that, in addition to the difference of criteria, there exists a breach of the Agreement by the other Party, it may also demand indemnification.

TWELFTH

Nature of the Collaboration between the Parties

The Parties execute this Agreement in view and in consideration of the situation of joint control between Repsol YPF and La Caixa over Gas Natural in accordance with the Agreement of January 11, 2000 and subsequent renewals thereof, which provides the guidelines of industrial action documented in this Agreement.

The Parties undertake to inform the Antitrust Authority (Servicio de Defensa de la Competencia) of this Agreement of industrial action for the purpose of communicating the execution of said Agreement in accordance with the resolution of November 7, 2002 issued by the Director General of the Antitrust Authority in the file CP-055 Repsol/LaCaixa/Gas Natural.

THIRTEENTH

Scope of Commitments

The commitments executed in this Agreement are binding and enforceable, jointly and severally, on all companies of the respective corporate groups headed by the Parties – pursuant to Article 4 of the Securities Law (Ley del Mercado de Valores).

The regime set forth in this Agreement extends to the obligations assumed herein as well as obligations derived from documents executed in the future.

FOURTEENTH

Commitment of Warranty to Third Parties

The commitments assumed herein have been established in pursuance of the objective to ensure the supply needs of the Spanish market and in full compliance of the supply commitments acquired previously by the Parties with third parties, such that, in the event that there exists an insurmountable conflict between the provisions of this Agreement and the commitment with such third parties, this Agreement shall yield to the affected party.

Translation

FIFTEENTH

Term of Agreement

In consideration of the customary duration in the international market of the projects to be executed, the Agreement is extended for an initial term of 10 years after the signing thereof and shall be understood to be tacitly extended for successive four-year periods, unless expressly notified by either of the Parties, at least two years prior to the expiration of the initial term or any of its extensions.

SIXTEENTH

Validity and Enforceability of the Agreement

A.	If, by court order or otherwise, any of the provisions of this Agreement is declared invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not extend to the rest of the provisions, which shall remain in effect.

The Parties undertake to do whatever is necessary for the effectiveness of the commitments contained herein, acting in good faith and with full respect for the law, in particular, complying in form and substance with requirements on the subject of protection of competition (defensa de la competencia).

If the validity or effectiveness of the provisions contained herein is substantially impeded or modified by decision of any competent authority, the Parties, in good faith, shall adapt or substitute the affected provisions, in such a way as to obtain, within the law, a result similar to that contemplated in the amended or invalidated provisions.

B.	When a provision of this Agreement cannot be complied with due to certain legal limitations specific to the countries where the activities or prior contractual commitments of any of the Parties are executed, the Parties undertake to seek a form of cooperation that, in accordance with law and the agreements, produces the technical and economic effect as similar as possible to that provided in this Agreement, including one of the Parties acting as indirect representative in interest and for the account of the other party.

SEVENTEENTH

Contractual Domiciles

All formal notices between the Parties hereunder shall be in writing and shall be understood to have been duly communicated if they have been sent with return receipt requested to the following addresses:

In the case of Repsol YPF:

Nemesio Fernandez-Cuesta Luca de Tena

Paseo de la Castellana, 278, 28046 Madrid

Translation

In the case of Gas Natural:

Rafael Villaseca Marco

Portal del Angel 20-22, 08002 Barcelona

Any change to the information must be previously notified in writing to the other Party and shall be effective five business days after notice thereof.

EIGHTEENTH

Transitory Regime

A.	The Midstream Company shall be organized within a term not to exceed two months from the date of this Agreement.

B.	Immediately upon the signing of this Agreement, a Coordination Committee, consisting of three members from each Party, shall be formed, whose purpose shall be to:

•	channel information relating to the Upstream Projects currently in progress.

•	initiate the organization of the Midstream Company.

•	identify the contracts and assets to which the Midstream Company will be entrusted, as the case may be, with their management.

•	determine the most advantageous form and time to implement this task.

•	determine the start of operations of the Midstream Company as well as the suspension of the activity of the Parties with respect to such operations.

•	propose to the Parties the documents that may be necessary to be executed hereunder.

•	arrange whatever is necessary with respect to communications with third parties concerning the operations contemplated herein, as well as administrative notices, as the case may be, which must be given.

In evidence of their consent to all of the above, they sign in the place and date first above indicated.

For Repsol YPF, S.A.	For Gas Natural SDG, S.A.

[signed]	[signed]

Antonio Brufau Niubó	Salvador Gabarró Serra